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                                                                   EXHIBIT 10.10






                          MACK-CALI REALTY CORPORATION



                        RESTRICTED SHARE AWARD AGREEMENT



                                 ROGER W. THOMAS


























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                         AGREEMENT EVIDENCING THE GRANT
                      OF A RESTRICTED SHARE AWARD PURSUANT
                        TO THE EMPLOYEE STOCK OPTION PLAN
                         OF MACK-CALI REALTY CORPORATION


            AGREEMENT ("Agreement") effective as of March 12, 2001, ("Grant Date") by and between Mack-Cali Realty Corporation (the "Company") and Roger W. Thomas ("Recipient").

            WHEREAS, pursuant to the 2000 Employee Stock Option Plan of Mack-Cali Realty Corporation (the "Plan"), the Company wishes to award shares of the Company's common stock, par value $.01 per share ("Common Stock") to the Recipient subject to such terms, conditions, and restrictions (hereinafter, "Restricted Share Award") as set forth in the Plan, this Agreement, and the Second Amended and Restated Employment Agreement dated as of July 1, 1999 by and between the Company and the Recipient (the "Employment Agreement"), and

            WHEREAS, upon the vesting of Restricted Shares, Recipient is also entitled to receive a tax gross-up from the Company under the Tax Gross Up Agreement between the Recipient and the Company dated March 12, 2001 (the "Tax Gross Up Agreement") to enable the Recipient to retain as many shares of Common Stock as possible,

            NOW THEREFORE, the parties hereto hereby agree as follows:

            1.    AWARD OF SHARES OF RESTRICTED STOCK.

            (a) Award. Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the


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conditional receipt of 1,000 shares of Common Stock ("Restricted Shares") at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. Except for the defined terms set forth in Section 4 below, capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

            (b) Employment Agreement. The provisions of the Plan and this Agreement are subject to the terms of the Recipient's Employment Agreement.

            2.    AWARD RESTRICTIONS.

                  (a) GENERAL RULES. Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) and (c) or Section 4 are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient's rights with respect to the Restricted Shares granted hereunder shall be referred to as "Vesting"; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the "Vesting Period"; and (iii) the date Vesting occurs shall be referred to as the "Vesting Date."

                  (b) VESTING. An aggregate of 1,000 Restricted Shares may vest in the Recipient and vest on either a year by year basis approximately over a three year Vesting Period or on a cumulative basis approximately over a five year maximum Vesting Period. The number of Restricted Shares scheduled to be vested and earned on each Vesting Date on a year by year basis provided the Performance Goals specified in Section 2(c) below are satisfied is as follows:


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

                  RESTRICTED SHARES              VESTING DATE


                        300                     January 1, 2002
                        350                     January 1, 2003
                        350                     January 1, 2004


                  The Vesting Date for this Agreement shall be each January 1st through and including January 1, 2006. In determining the number of Restricted Shares which are earned and vested, if applicable, fractional shares shall be rounded down to the nearest whole number and shall be aggregated and earned on the next Vesting Date.

                  (c) PERFORMANCE GOALS. (i) The Restricted Shares shall vest on the applicable Vesting Date on a year by year basis provided one of the following financial tests ("Financial Tests") is met for the measurement period ending on the last day of the Company's fiscal year immediately preceding such Vesting Date: (A) the Company achieves an eight percent (8%) funds from operations per common share ("FFO") increase, or (B) shareholders receive a twelve and three quarters percent (12.75%) total return (dividends, assuming reinvestment upon applicable payment date, plus stock appreciation per share of Common Stock). For purposes of this Agreement, FFO shall mean (i) net income
(loss) before minority interest of unit holders, computed in accordance with generally accepted accounting principles ("GAAP"), excluding the effect of straight lining of rents, gains (or losses) from debt restructuring, other extraordinary and significant non-recurring items, and gains (or losses) on sale of property and other property-related valuation allowances, plus real estate related depreciation and amortization, as calculated in accordance with the National


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Association of Real Estate Investment Trusts definition published in March 1995 after adjustment for straight lining of rents and as applied in accordance with the accounting practices and policies of the Company in effect from time to time on a consistent basis to the entire Vesting Period, divided by (ii) the sum of
(A) the diluted weighted average number of outstanding shares of Common Stock and (B) the diluted weighted average number of outstanding common limited partnership units of Mack-Cali Realty, L.P., a Delaware limited partnership of which the Company is the sole general partner, for the applicable period with such calculations being made all before the effect on FFO and diluted common shares/common limited partnership units resulting from certain non-recurring cash payments made pursuant to certain written employment agreements and from the vesting of restricted share awards and other similar plans or compensation arrangements for the applicable period.

                                 (ii) In the event that neither of the
Financial Tests above is satisfied for the fiscal year of the Company corresponding to the applicable Vesting Date ("Non-Achievement Year"), any Restricted Shares that failed to vest under the annual performance goal criteria on such Date may vest on such Date or on a subsequent Vesting Date provided the test described below is satisfied (the "Cumulative Test"). The Cumulative Test shall be applied at the end of the Non-Achievement Year or any subsequent fiscal year ("Catch-Up Year") with respect to any Non-Achievement Year PROVIDED a Financial Test was satisfied in a prior fiscal year or is satisfied in a Catch-Up Year, by applying the aggregate Financial Test percentages


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and the performance goal requirement on a cumulative basis beginning with the first fiscal year of the Vesting Period and ENDING with the Non-Achievement Year or the Catch-Up Year, as applicable. In the event the Cumulative Test is satisfied (I.E., the aggregate increase in FFO or aggregate total return is not less than the minimum percentage required to satisfy the Financial Test after taking into account the applicable Non-Achievement Year), the Restricted Shares that failed to vest in the Non-Achievement Year shall automatically vest on the Vesting Date applicable to the Non-Achievement Year or the Catch-Up Year, as the case may be. For example, if vesting occurred in years one (1) and two (2), year three (3) is a Non-Achievement Year, and the Cumulative Test is met for the Non-Achievement Year (I.E., either the aggregate increase in FFO is not less than twenty-four (24%) percent or the aggregate total return is not less than thirty-eight and one-quarter (38.25%) percent) vesting would occur on the Vesting Date applicable to the Non-Achievement Year. In the event the Cumulative Test is not met in the Non-Achievement Year (year (3)) and one of the Financial Tests is met in year four (4), the Cumulative Test may be used in year four (4). Under this scenario, vesting in that portion of the Restricted Stock Award scheduled to vest in year three (3) will occur in year four (4) if either the aggregate increase in FFO is not less than thirty-two percent (32%) or the aggregate total return is not less than fifty-one percent (51%) at the end of the fourth (4th) fiscal year. RULES FOR APPLICATION OF THE CUMULATIVE TEST: (a) the Cumulative Test will be applied first at the end of any Non-Achievement Year, (b) it is not necessary for any Catch-Up Year to immediately succeed a Non-Achievement Year in order for the Cumulative Test to be applicable as


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long as the Catch-Up Year occurs during the Vesting Period, (c) if two (2) or more Non-Achievement Years have occurred during the Vesting Period and Restricted Shares that failed to vest in the Non-Achievement Years remain non-vested, then in the event that the Cumulative Test is met on a partial basis so that at least one (1) full year's vesting may occur, the Restricted Share Award granted with respect to the last Non-Achievement Year that has occurred, shall vest first and any excess shall be credited to another Non-Achievement Year and (d) the Cumulative Test may be met on a partial basis by aggregating percentages in excess of the minimum annual requirement from more than one (1) fiscal year in the Vesting Period. For example, if vesting occurred in year one
(1) and the FFO is sixteen (16%) percent, years two (2) and three (3) are Non-Achievement Years with a loss in year two (2) of two (2%) percent and year three (3) the FFO is four (4%) percent, the Restricted Shares awarded with respect to year three (3) would vest under the Cumulative Test and two (2%) percent of the remaining FFO would be available to be used in year two (2) or any other year (E.G., in the event that FFO were fourteen (14%) percent in year four (4), the Restricted Shares applicable to year two (2) would also vest. In the alternative, if FFO were six (6%) percent in year four (4), year four (4) would vest and year two (2) would remain a Non-Achievement Year). Notwithstanding any contrary provisions contained in this Section 2(c) and subject to Section 4 below, any Restricted Shares that have not been earned and vested by January 1, 2004 on a year by year basis or by January 1, 2006 pursuant to the Cumulative Test shall automatically be canceled and forfeited.


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                  (d) LAPSE OF RESTRICTIONS. Upon the Vesting of Restricted
Shares, the Recipient shall own the Shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

                  (e) PROHIBITION AGAINST ASSIGNMENT. During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

            3.    STOCK CERTIFICATES.

                  (a) CERTIFICATES. Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor. As soon as practicable following the date hereof, the Company shall prepare and issue separate certificates for the Restricted Shares scheduled to vest in each year (the "Share Certificates"), which shall be registered in the name of the Recipient or a nominee and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law.

                  (b) STOCK POWERS. The Recipient shall execute and deliver to the designee of the Company (the "Designee") stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Shares, which stock powers may be completed by the Designee as specified herein. The Recipient and the Company each waive the requirement that the signature


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of the Recipient on the stock powers be guaranteed. Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

                  (c) EFFECT OF VESTING. Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested shares. In the event that the Recipient dies after shares are vested but before delivery of the certificate for the vested shares, such certificate shall be delivered to, and registered in the name of, the Recipient's beneficiary or estate, as the case may be.

                  (d) RIGHTS OF STOCKHOLDER. Except as otherwise provided in
Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement. Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Recipient when earned and payable.

                  (e) POWER OF DESIGNEE. The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Shares to the Company upon receipt of instructions from a duly authorized


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representative of the Company.

            4.    TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.

                  (a)   TERMINATION DUE TO DISABILITY, DEATH OR FOR GOOD
REASON; CHANGE IN CONTROL. Unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, if the Recipient terminates employment with the Company due to Disability, death, for Good Reason or a termination initiated by the Company without Cause, all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient's last day of employment with the Company. In addition, unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control occurs shall be deemed earned and vested as of such date.

                  (b) TERMINATION FOR ANY OTHER REASON. Unless otherwise provided in the Employment Agreement, if the Recipient's employment with the Company terminates prior to January 1, 2006 for reasons other than Disability, death, a termination initiated by the Company without Cause or by Recipient for Good Reason or as a result of a Change in Control, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient's termination of employment shall be immediately forfeited on the last day of the Recipient's employment with the Company.

            5.    WITHHOLDING.


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            In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld.

            6.    ADJUSTMENTS FOR CAPITAL CHANGES.

            In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

            7.    NO RIGHT TO CONTINUED EMPLOYMENT.

            Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company's or any subsidiary's right to terminate the Recipient's employment at any time.

            8.    NOTICE.

            Any notice to the Company hereunder shall be in writing addressed to:

            Mack-Cali Realty Corporation
            11 Commerce Drive
            Cranford, New Jersey  07016

            Attn: Mitchell E. Hersh


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                  CHIEF EXECUTIVE OFFICER

            Any notice to the Recipient hereunder shall be in writing addressed to:

            Mr. Roger W. Thomas
            95 Mathews Drive
            Bedminster, New Jersey  07921

            or such other address as the Recipient shall notify the Company in writing.

            9.    ENTIRE AGREEMENT; EFFECT OF EMPLOYMENT AGREEMENT.

                  (a)   ENTIRE AGREEMENT.  This Agreement together with the
Tax Gross Up Agreement and the Employment Agreement contain the entire understanding of the parties and this Agreement shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default thereof.

                  (b) EFFECT OF EMPLOYMENT AGREEMENT. In the event either the Employment Agreement or the Tax Gross Up Agreement with the Company contain additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern the Recipient's Restricted Share Award AS IF such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control.

            10.   CONSTRUCTION.

            The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.


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            11.   GOVERNING LAW.

            This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

            12.   SUCCESSORS.

            This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

                                          MACK-CALI REALTY CORPORATION


                                          BY:   /s/ Mitchell E. Hersh
                                                --------------------------
                                                MITCHELL E. HERSH
                                                CHIEF EXECUTIVE OFFICER


                                          RECIPIENT

                                          /s/ Roger W. Thomas
                                          ------------------------------
                                          ROGER W. THOMAS



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